Exhibit 99.1

      PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS FOR THE
FOURTH QUARTER OF FISCAL 2007 AND OUTLOOK FOR 2008

St. Louis, MO, November 15, 2007… Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the fourth quarter and full fiscal year ended September 30, 2007.  For the year, reported diluted earnings per share were $1.17 including the impact of a non-cash loss on forward sale contracts related to Ralcorp’s investment in Vail Resorts, Inc., or $3.27 excluding that impact.  For fiscal 2006, reported diluted earnings per share were $2.41 including the impact of a loss on the forward sale contracts, or $2.64 excluding that impact.  Net sales for 2007 grew more than 20% to $2,233.4 million from $1,850.2 million in 2006, and Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) was $242.9 million compared to $193.3 million last year.
In the quarter ended September 30, 2007, significant increases in raw material costs reduced profit margins.  These costs are expected to remain at elevated levels in fiscal 2008 compared to fiscal 2007 levels.  Because of the nature of the Company’s private label business, the effects of mitigating efforts may lag behind the impact of these cost increases, and results of operations could be negatively affected, especially in the short run.  However, based on current forecasts, fiscal 2008 diluted earnings per share, excluding the effects of any gains or losses on the forward sale contracts, will be approximately 5% above the corresponding $3.27 reported for fiscal 2007.

Reported results for the quarter ended September 30, 2007 included:
•	Net sales increased 25% as a result of fiscal 2007 business acquisitions, improved pricing and volumes in most of the base businesses, and a favorable product mix.
•	Total segment profit contribution was up 1%, primarily as a result of improved pricing and fiscal 2007 acquisitions, offset by the effects of higher costs of raw materials.
•	Food EBITDA was $62.3 million compared to $57.5 million last year.
•
Earnings before income taxes and equity earnings were $21.4 million compared to $25.6 million a year ago.  The change was primarily due to increased interest expense and stock-based compensation expense, partially offset by a smaller loss on the forward sale contracts.

•
Income taxes reflect a net effective tax rate of 24.8% compared to 29.3% last year.  The tax provisions in each of those periods were reduced by favorable resolutions of uncertain tax positions and other tax adjustments.

•	Equity in loss of Vail Resorts, Inc. (after taxes at 35%) was $3.9 million ($.15 per share) compared to $3.6 million ($.13 per share) a year ago.
•	Net earnings were $12.2 million compared to $14.5 million last year.
•	Weighted average shares for diluted EPS were 26.4 million, down from 27.2 million a year ago.
•	Diluted earnings per share were $.46 compared to $.53 a year ago. Excluding the impact of the non-cash losses on the Vail forward sale contracts, those figures would be $.59 and $.72, respectively.

Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net Sales
Ralston Foods	$187.4	$120.0	$609.9	$452.3
Bremner	82.9	86.0	325.1	325.3
Cereals, Crackers & Cookies	270.3	206.0	935.0	777.6
Frozen Bakery Products	162.2	115.9	619.6	442.8
Dressings, Syrups, Jellies & Sauces	109.8	99.6	424.4	389.2
Snack Nuts & Candy	65.9	63.6	254.4	240.6
Total	$608.2	$485.1	$2,233.4	$1,850.2

Profit Contribution
Cereals, Crackers & Cookies	$24.0	$22.4	$87.3	$77.6
Frozen Bakery Products	18.4	14.1	70.4	50.6
Dressings, Syrups, Jellies & Sauces	1.9	5.3	13.7	12.2
Snack Nuts & Candy	5.3	7.2	21.9	17.2
Total segment profit contribution	49.6	49.0	193.3	157.6
Interest expense, net	(12.1)	(7.5)	(42.3)	(28.1)
Loss on forward sale contracts	(5.4)	(8.1)	(87.7)	(9.8)
Gain on sale of securities	-	-	-	2.6
Restructuring charges	(.9)	(.1)	(.9)	(.1)
Accelerated depreciation	-	-	-	(1.1)
Systems upgrades and conversions	(.1)	(.4)	(.5)	(3.4)
Stock-based compensation expense	(2.9)	(1.6)	(8.2)	(5.7)
Other unallocated corporate expenses	(6.8)	(5.7)	(23.2)	(20.8)
Earnings before Income Taxes
and Equity Earnings	$21.4	$25.6	$30.5	$91.2

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$62.3	$57.5	$242.9	$193.3
Depreciation and amortization	(23.4)	(16.3)	(82.4)	(66.8)
Interest expense, net	(12.1)	(7.5)	(42.3)	(28.1)
Loss on forward sale contracts	(5.4)	(8.1)	(87.7)	(9.8)
Gain on sale of securities	-	-	-	2.6
Income taxes	(5.3)	(7.5)	(7.5)	(29.9)
Equity in (loss) earnings of Vail Resorts, Inc,
net of related deferred income taxes	(3.9)	(3.6)	8.9	7.0
Net Earnings	$12.2	$14.5	$31.9	$68.3

Approximately $92 million of the fourth quarter’s $123.1 million sales growth came from fiscal 2007 business acquisitions, namely Cottage Bakery (approximately $32 million), added to the Frozen Bakery Products segment on November 10, 2006, and Bloomfield Bakers (approximately $60 million), added to the Cereals, Crackers & Cookies segment on March 16, 2007.  For the year, Cottage and Bloomfield contributed approximately $108 million and $130 million, respectively, to the $383.2 million sales increase.  In addition, approximately $30 million of the year’s increase is attributable to the timing of the fiscal 2006 acquisitions (Western Waffles and Parco Foods) in the Frozen Bakery Products segment.  The segment discussions below include analyses of net sales changes in the base businesses, meaning businesses that were owned by Ralcorp (and therefore included in our operating results) for the entire duration of each of the periods presented (i.e., excluding businesses acquired since the beginning of the comparative period of the prior fiscal year).
For the quarter and year ended September 30, 2007, the Company’s overall ingredient and packaging costs were unfavorable by a total of about $20.2 million and $47.4 million, respectively, compared to last year’s rates.  These impacts are net of the results of commodity risk management efforts including the use of futures, options, and forward contracts.
Amortization of intangible assets related to acquisitions (primarily customer relationships and trademarks) increased with the addition of amounts for Bloomfield and Cottage.  Total amortization of such intangibles was $6.8 million ($.16 per share) for the fourth quarter of fiscal 2007, but only $2.4 million ($.06 per share) for the fourth quarter of fiscal 2006.  For the full year, the corresponding amortization was $20.3 million ($.48 per share) for fiscal 2007 and $9.6 million ($.22 per share) for fiscal 2006.
As noted above, net earnings were affected by unrealized non-cash losses on the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (NYSE:MTN).  The contracts, which include a collar on the Vail stock price, operate as a hedge of the future sale of the stock in that the Company will receive no less than the $140 million prepaid proceeds for the 4,950,100 shares subject to these contracts.  However, because Ralcorp accounts for its investment in Vail Resorts using the equity method, these contracts are not currently eligible for hedge accounting.  Consequently, gains or losses due to changes in the fair value of the contracts are immediately recognized in earnings.  Amortization of the prepayment discounts, which is included in interest expense, totaled $2.2 million and $8.3 million in the quarter and year ended September 30, 2007, respectively, and totaled $1.5 million and $3.7 million in the corresponding periods of fiscal 2006.

Cereals, Crackers & Cookies Segment Results
Excluding the incremental sales from the Bloomfield acquisition, net sales in the Cereals, Crackers & Cookies segment grew 2% for the fourth quarter and 4% for the year due to increases at the Ralston Foods cereal and snacks division, partially offset by small declines at the Bremner cracker and cookie division.  This growth is primarily attributable to higher prices, raised in an effort to offset increasing input costs, as overall volumes were up only slightly at Ralston Foods and down at Bremner (but with a shift toward higher-priced items).
At Ralston Foods, base business net sales grew $7.0 million (6%) and $27.8 million (6%) in the three and twelve-month periods, respectively, largely as a result of improved pricing, as total volume was up less than 2%.  Ready-to-eat (RTE) cereal volume was up 2% for the quarter but down 1% for the year, hot cereal was up 4% for the quarter and 3% for the year, and snacks were up 2% for the quarter and 5% for the year.  RTE sales were helped by several new product introductions, accounting for approximately $2.4 million for the quarter and $8.5 million for the year, but these effects were partially offset by declines in other product sales.  Co-manufacturing generated approximately $1.3 million of the increase in fourth quarter net sales (despite a 3% volume decline) and $10.3 million for the year (with 24% higher volume), demonstrating that co-manufacturing projects and volumes can fluctuate significantly from period to period.
At the Bremner cracker and cookie division, overall sales volume declines were partially offset by the effects of price increases and a favorable product mix.  For the quarter, cracker volume was down 11%, cookie volume was up 3%, and co-manufacturing volume was down

20%, for an overall volume decline of 6%.  For the year, overall sales volume was 4% lower, with cookies up 3%, crackers down 8%, and co-manufacturing down 9%.  Most of the volume shortfalls can be attributed to increased promotional activity by branded competitors, partially offset by incremental sales due to new product lines.  New product offerings added approximately $1.3 million and $6.1 million for the quarter and year, respectively.  The product mix was especially favorable for the full year, with an impact of approximately $5 million.
Results from the acquired Bloomfield business added about $3.1 million to the Cereals, Crackers & Cookies segment’s profit contribution in the fourth quarter and about $10.2 million since acquisition in March (net of intangible asset amortization of $2.0 and $4.1, respectively).  Sales and profit contribution for Bloomfield were greater than anticipated as a result of an initial volume surge related to new product introductions during the third quarter.
In the base businesses of the segment, the combined negative effects of higher raw material costs, lower overall volumes, and production cost increases were only partially offset by the favorable effects of increased selling prices and lower freight rates.  Compared to last year, higher raw material unit costs reduced profit by approximately $6.9 million and $24.2 million in the three and twelve months ended September 30, 2007, respectively.  The most notable cost increases were in wheat and corn products, oats, rice, sugar, and soybean oil.  Lower rates reduced freight costs by about $.8 million for the quarter and $2.5 million for the year.

Frozen Bakery Products Segment Results
As detailed above, the increase in year-over-year net sales in the Frozen Bakery Products segment is attributable primarily to sales from the recently acquired Cottage Bakery business and, for the year, the timing of the acquisitions of Western Waffles (November 15, 2005) and Parco Foods (February 7, 2006).  However, base business sales also grew about 12% for the fourth quarter and 9% for the full year due to higher volumes and some slightly improved pricing.  Excluding results from Cottage Bakery, fourth quarter sales growth was 18%, 6%, and 12% in the segment’s foodservice, in-store bakery (ISB), and retail channels, respectively, with each channel benefiting from both volume gains and improved pricing.  For the year, sales growth in the segment’s base business came from an 11% increase in foodservice, a 6% increase in ISB, and an 8% increase in retail.  The base foodservice volume improvement came from new products and increased distribution of existing products.  The base ISB volume gains were driven primarily by breads, though cookie volumes were also higher.  In the base retail business, incremental sales of private label waffles accounted for most of the growth.
The segment’s profit contribution was reduced by higher raw material costs (primarily wheat flour, eggs, dairy products, and soybean oil), slightly higher manufacturing costs, and (for the full year) higher warehousing costs, but incremental profits from the recently acquired businesses and the base business growth offset most of those effects.  Raw materials rates raised costs by about $5.8 million and $14.8 million for the three and twelve months ended September 30, respectively.  Cottage Bakery contributed approximately $4.6 million of profit in the fourth quarter and $15.6 million since acquisition (net of intangible asset amortization of $1.9 and $5.9, respectively).  In addition, the extra 20 weeks of results from Parco and the extra 7 weeks of results from Western Waffles added an estimated $7.0 million of profit in the year ended September 30, 2007.

Dressings, Syrups, Jellies & Sauces Segment Results
In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, fourth quarter net sales increased 10% as a result of improved pricing, 3% volume growth, and a slightly favorable product mix among product groups.  For the year, net sales increased 9% on 4% volume growth.  In the fourth quarter, the segment sold 32% more peanut butter than a year ago (contributing to a 23% increase in peanut butter sales for the full year), while jellies and table syrups also grew about 6% in both the quarter and the year.  The increase in peanut butter sales volume was primarily due to a February recall of a competitor’s products and amounted to approximately $6 million and $15 million of additional net sales in the fourth quarter and the year, respectively.

For the fourth quarter, Carriage House operating profit was lower than a year ago as raw material cost increases ($6.6 million) slightly exceeded the selling price increases, repair and maintenance spending and loss on asset disposals were $1.4 million higher than last year, and last year’s profit included a $1.6 million property tax refund.  Favorable outbound freight costs ($.7 million) and the effects of the overall volume growth were offset by other cost increases.  For the full year, operating profit improved, primarily because the effects of selling price increases were slightly greater than the effects of raw material cost increases ($15.9 million), the incremental volume provided incremental profit, and freight was $1.8 million favorable.  Those net benefits were partially offset by higher production overhead costs and the effect of the $1.6 million property tax refund in the prior year.  The raw material cost impacts came from corn sweeteners, sugar, soybean oil, peanuts, eggs, fruits, tomato paste, and plastic and glass containers.

Snack Nuts & Candy Segment Results
Fourth quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, were 4% higher than last year, as the effects of a favorable product mix was partially offset by a 1% overall volume decline.  For the fiscal year, net sales were up 6% as a result of 5% volume growth and the shift toward higher priced items.  Selling price changes had no significant net effect on the segment’s fourth quarter net sales (compared to last year), but for the year, price decreases outweighed increases.
The segment’s profit contribution for the fourth quarter was lower than last year because of higher raw material costs ($.9 million) and higher production costs.  Profit was up for the full fiscal year, as the effects of favorable raw material costs ($7.5 million) and volume ($2.0 million) were only partially offset by the effects of higher production costs, an unfavorable product mix, price decreases, and higher freight rates.

Outlook
The Company purchases significant quantities of certain ingredients (e.g., wheat flour, soybean oil, corn syrup and sweeteners, peanuts and various tree nuts, other grain products, cocoa, fruits), packaging materials (e.g., resin, glass, paper products), energy (e.g., natural gas), and transportation services (which include surcharges based on the price of diesel fuel).  The costs of some of these items, notably wheat and corn products (as well as other grain products), peanuts, and oil-related products, have increased significantly compared to values realized in fiscal 2006 and 2007.  For fiscal 2008, Ralcorp currently expects the net year-over-year increase in unit costs for ingredients, packaging, and transportation will be more than $75 million.  To offset the impact of these significant cost increases and maintain profitability levels, the Company will need to take additional actions, including further pricing changes and spending reductions.  To the extent mitigating efforts trail or fall short of the impact of cost increases, results of operations will be negatively affected, as is expected to be the case in the first quarter of fiscal 2008.  However, based on current forecasts (which do not include any potential future business acquisitions or share repurchases), any near-term shortfall will be recovered during the remainder of fiscal 2008 so that annual diluted earnings per share, excluding the effects of any gains or losses on the Vail forward sale contracts, will be approximately 5% above the corresponding $3.27 reported in fiscal 2007.

Additional Information
The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Diluted earnings per share excluding the impact of the gains or losses on forward sale contracts related to Ralcorp’s investment in shares of Vail Resorts, Inc., gives investors a measure of the results of Ralcorp’s operations, which are unaffected by the existence of the forward sale contracts or unrealized changes in their fair value.

•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of the Company’s investment in Vail Resorts, Inc. and related transactions.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

For additional information regarding the Company’s results and financial position, refer to the statements and schedules below.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE:  Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions.  Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net Sales	$608.2	$485.1	$2,233.4	$1,850.2
Cost of products sold	(506.1)	(387.6)	(1,819.2)	(1,497.2)
Gross Profit	102.1	97.5	414.2	353.0
Selling, general and administrative expenses	(62.3)	(56.2)	(252.8)	(226.4)
Interest expense, net	(12.1)	(7.5)	(42.3)	(28.1)
Restructuring charges	(.9)	(.1)	(.9)	(.1)
Loss on forward sale contracts	(5.4)	(8.1)	(87.7)	(9.8)
Gain on sale of securities	-	-	-	2.6
Earnings before Income Taxes
and Equity Earnings	21.4	25.6	30.5	91.2
Income taxes	(5.3)	(7.5)	(7.5)	(29.9)
Earnings before Equity Earnings	16.1	18.1	23.0	61.3
Equity in (loss) earnings of Vail Resorts, Inc.,
net of related deferred income taxes	(3.9)	(3.6)	8.9	7.0
Net Earnings	$12.2	$14.5	$31.9	$68.3

Earnings per Share
Basic	$.47	$.54	$1.20	$2.46
Diluted	$.46	$.53	$1.17	$2.41

Weighted Average Shares
for Basic Earnings per Share	25,679	26,673	26,382	27,663
Dilutive effect of:
Stock options	563	515	562	502
Stock appreciation rights	48	-	39	-
Restricted stock awards	72	50	67	39
Weighted Average Shares
for Diluted Earnings per Share	26,362	27,238	27,050	28,204

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2007	2006	2007	2006

Cereals, Crackers & Cookies	$10.0	$7.3	$32.7	$28.0
Frozen Bakery Products	9.2	4.9	33.3	21.8
Dressings, Syrups, Jellies & Sauces	2.0	2.1	8.2	8.5
Snack Nuts & Candy	1.0	.8	3.5	3.1
Corporate	1.2	1.2	4.7	5.4
Total	$23.4	$16.3	$82.4	$66.8

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	Sept. 30,	Sept. 30,
	2007	2006

Current Assets	$398.7	$386.4
Noncurrent Assets	1,454.4	1,121.1
Total Assets	$1,853.1	$1,507.5

Current Liabilities	$223.5	$197.0
Long-term Debt	763.6	552.6
Other Noncurrent Liabilities	382.6	281.5
Shareholders' Equity	483.4	476.4
Total Liabilities and Shareholders' Equity	$1,853.1	$1,507.5